Exhibit (h.8)

Amendment No. 2 to Transfer Agency and Services Agreement, dated May 12, 2010

AMENDMENT TO
TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (“Amendment”) is made as of May 12, 2010, between the Heartland Group, Inc., a registered investment company organized under laws of the State of Maryland and ALPS Fund Services, Inc. a Colorado Corporation, to the Transfer Agency and Services Agreement between the parties, made as of August 13, 2008, as amended from time to time (the “Agreement”). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in this Agreement.

WHEREAS, the parties desire to restate Exhibit 1 to Appendix B to the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.	Exhibit 1 to Appendix B to the Agreement shall be deleted in its entirety and the Exhibit 1 to Appendix B attached hereto shall be inserted in lieu thereof.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

ALPS Fund Services, Inc.		Heartland Group Inc.

By:	/s/ Jeremy O. May	By:	/s/ Paul T. Beste

Name: Jeremy O. May		Name: Paul T. Beste
Title: President		Title: V.P.
Date: 6/7/10		Date: 6/7/10

EXHIBIT 1 to APPENDIX B
SERVICE LEVEL/PERFORMANCE STANDARDS
Teleservicing:
•	Access to call monitoring and to ALPS’ call storage system
•	Bi-weekly joint call monitoring sessions if requested by Heartland Funds. Client/prospect calls to be reviewed may be selected by both ALPS and Heartland Funds

The following standards will be met on a monthly basis:
•	Average Speed of Answer will be 20 seconds or less
•	Average Service Level will be >90%
•	Service Level will be <80% there days or less per month
•	Abandonment rate will be less than 2%. (The abandonment rate will be calculated as follows: calls abandoned after 20 seconds/calls offered during month)
•	Two or less customer service complaints per month with regard to service provided by phone representatives

Processing:
•	Secure, web-based access to client account information
•	Client impacted direct transactions accuracy rate of >98%
•	Client impacted direct maintenance accuracy rate of >98%
•	Quality control review for new accounts and financial transactions sent directly will occur at a rate of 100% for transactions >$1,000

•	Quality control review for financial transactions received via phone will occur at a rate of 100% for transactions >$25,000

The following standards will be met on a monthly basis.
•	98% of all new accounts in good order will be established on TA system on the date of receipt. 100% will be established within 5 business days of receipt
•	98% of all shareholder transaction in good order will be placed on the TA system the day they are received. 100% will be placed on the TA system within 5 business days receipt
•	98% of all routine account maintenance items in good order will be completed within 2 business days of receipt. 100% will be completed within 5 business days of receipt
•
98% of all shareholders who submit items not in good order will be contacted within 3 business days. 100% will be contacted within 5 business days. 98% of all subsequent shareholder communication in regards to not in good orders will be handled within 3 business days. 100% will be contacted within 5 business days.

Samples of specific accounts and/or transaction may provided to Heartland Funds at their request

Print/Mail:
The following standards will be met:
•	95% of all daily transaction confirmations will be mailed/emailed to shareholders within 3 business days after trade date. 100% within 5 business days
•	95% of all redemption checks will be mailed to shareholders by the business day after trade date (T+1), 100% within 5 business days
•
98% of monthly and quarterly statements will be mailed/emailed to shareholders within 5 business days after month/quarter end (ALPS will not be held responsible for missing deadline if inserts provided by Heartland Funds are not received by 2nd business day after month/quarter end). 100% by 7 business days

•	All tax documents, including 1099s (B/Div/R) and 5498s, will be mailed by their reporting deadline.
•	98% of all outgoing shareholder correspondence will be accurate within a month.

Penalties:
The penalty for missing a standard in a second month during rolling twelve month period is a 10% reduction in the TA base fee payable to ALPS for that month

The penalty for missing a standard in a third month during any rolling twelve month period is a 20% reduction in the TA base fee payable to ALPS for that month

The penalty for missing a standard in a forth month during any rolling twelve month period is a 30% reduction in the TA base fee payable to ALPS for that month. In addition, Heartland Funds will have the right to terminate its Transfer Agency Agreement with ALPS on thirty days notice if ALPS has missed a standard for four months during any rolling twelve month period

Note: All service levels/performance standards must be met as outlined above unless an exception is approved in writing from a Heartland officer